UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 9, 2023

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number			IRS Employer Identification Number
001-3034	XCEL ENERGY INC.			41-0448030
(a Minnesota corporation)
414 Nicollet Mall
	Minneapolis	Minnesota	55401
	(612)	330-5500

001-03140	NORTHERN STATES POWER COMPANY			39-0508315
(a Wisconsin corporation)
1414 West Hamilton Avenue
	Eau Claire	Wisconsin	54701
	(715)	839-2625

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $2.50 par value per share	XEL	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

On April 28, 2023, Northern States Power Company, a Wisconsin corporation (NSP-Wisconsin), and a wholly owned subsidiary of Xcel Energy Inc., filed a request with the Public Service Commission of Wisconsin (PSCW) to increase rates for electric and natural gas service effective Jan. 1, 2024. The rate filing is based on a 2024 forecast test year, a return on equity (ROE) of 10.25% and an equity ratio of 52.5%.
In September 2023, the PSCW Staff and the intervenors filed their direct testimony and NSP-Wisconsin filed rebuttal testimony. The PSCW Staff recommended an electric base rate decrease of $3 million or (0.3)% when including depreciation, fuel and purchased power adjustments and a natural gas rate increase of $5 million, or 3.1%. The recommendation was based on a ROE of 9.7% and an equity ratio of 52.5%. NSP-Wisconsin revised its requested rate increase to $25 million for the electric utility and $7 million for the natural gas utility.
On Nov. 9, 2023, the PSCW verbally approved NSP-Wisconsin’s request. NSP-Wisconsin estimates that the PSCW final order would result in a rate increase of approximately $1 million for the electric utility and $5 million for the natural gas utility in 2024, based on a ROE of 9.8% and an equity ratio of 52.5%.
Modifications were as follows:

(Millions of Dollars)	Electric	Natural Gas
NSP-Wisconsin’s revised rate request	$25	$7
ROE adjustment	(7)	(1)
O&M expenses	(3)	(1)
Other, net (a)	(11)	—
PSCW approved rate increase after non-fuel adjustments	4	5
Reduced fuel and purchased power expenses (b)	(3)	—
PSCW approved rate change	$1	$5
(a)Primarily includes removal of proposed residential affordability program and other earnings neutral adjustments.
(b)In Wisconsin, fuel is recovered through base rates. Prudently incurred 2024 fuel costs will be trued up to actuals in a fuel reconciliation process, subject to a 2% band (approximately $3 million).
A final written PSCW order is expected in December 2023 with new rates effective in January 2024.
Xcel Energy reaffirms its 2023 ongoing earnings guidance of $3.32 to $3.37 per share, as well as its 2024 GAAP and ongoing earnings guidance of $3.50 to $3.60 per share, which is based on several key assumptions, including constructive regulatory outcomes and expense reduction efforts.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Such forward-looking statements, including those relating to expected rate increases to customers, expectations and intentions regarding regulatory proceedings, the effective date of the rates and 2023 and 2024 earnings guidance as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in NSP-Wisconsin's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2022, and subsequent filings with the SEC, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: operational safety; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices and fuel costs; qualified employee workforce and third-party contractor factors; violations of our Codes of Conduct; our ability to recover costs; changes in regulation; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including recessionary conditions, inflation rates, monetary fluctuations, supply chain constraints and their impact on capital expenditures and/or the ability of NSP-Wisconsin to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; tax laws; uncertainty regarding epidemics, the duration and magnitude of business restrictions including shutdowns (domestically and globally), the potential impact on the workforce, including shortages of employees or third-party contractors due to quarantine policies, vaccination requirements or government restrictions, impacts on the transportation of goods and the generalized impact on the economy; effects of geopolitical events, including war and acts of terrorism; cybersecurity threats and data security breaches; seasonal weather patterns; changes in environmental laws and regulations; climate change and other weather events; natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; costs of potential regulatory penalties and wildfire damages in excess of liability insurance coverage; regulatory changes and/or limitations related to the use of natural gas as an energy source; challenging labor market conditions and our ability to attract and retain a qualified workforce; and our ability to execute on our strategies or achieve expectations related to environmental, social and governance matters including as a result of evolving legal, regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon markets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 13, 2023	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Wisconsin corporation)

/s/ BRIAN J. VAN ABEL
Brian J. Van Abel
Executive Vice President, Chief Financial Officer